UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Lehman Brothers Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3216325
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

745 Seventh Avenue
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Floating Rate Normal Mandatory Capital Advantaged Preferred Securities (“MCAPS”SM)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-134553

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to Be Registered.

The class of securities to be registered is the Floating Rate Normal Mandatory Capital Advantaged Preferred Securities of Lehman Brothers Holdings Inc.

The Registrant hereby incorporates by reference the descriptions set forth in the Prospectus dated May 8, 2007 under the captions “Description of the MCAPS,” “Description of the Stock Purchase Contracts,” “Description of the Trust Preferred Securities,” “Description of the Junior Subordinated Debentures,” “Description of the Guarantee,” “Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee,” “Description of the Preferred Stock” and “Certain Terms of the Replacement Capital Covenant.”

Item 2.    Exhibits.

Exhibit Number	Description

1

Amended and Restated Declaration of Trust for Lehman Brothers Holdings Capital Trust VIII, dated May 17, 2007 by and among Lehman Brothers Holdings Inc., as Sponsor, U.S. Bank National Association, as Property Trustee and U.S. Bank Trust National Association, as Delaware Trustee, the Regular Trustees and the holders of the Trust Securities (including the form of certificate representing the trust preferred securities) (incorporated by reference to Exhibit 4.06 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007)

2

Guarantee Agreement, dated as of May 17, 2007, between Lehman Brothers Holdings Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.08 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007)

3

Stock Purchase Agreement, dated as of May 17, 2007, between Lehman Brothers Holdings Inc. and U.S. Bank National Association (including the form of certificate representing the Normal MCAPS) (incorporated by reference to Exhibit 4.02 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007).

4

Twelfth Supplemental Indenture, dated as of May 17, 2007, is between Lehman Brothers Holdings Inc. and U.S. Bank National Association (including the form of junior subordinated debenture) (incorporated by reference to Exhibit 4.10 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007).

5

Collateral Agreement, dated as of May 17, 2007, among Lehman Brothers Holdings Inc., The Bank of New York and U.S. Bank National Association (incorporated by reference to Exhibit 4.04 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007).

6

Certificate of Designations of Lehman Brothers Holdings Inc. establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Non-Cumulative Perpetual Preferred Stock, Series I (incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007).

7

Certificate of Amendment to Certificate of Trust of Lehman Brothers Holdings Capital Trust VIII (incorporated by reference Exhibit 4.12 to the Registrant’s Current Report on Form 8-K, filed on May 23, 2007).

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LEHMAN BROTHERS HOLDINGS INC.

Date: June 12, 2007	By:	/s/ Barrett S. DiPaolo
Barrett S. DiPaolo
Vice President